Exhibit 99.1

For Release: Immediately CONTACT: Scott D. Beamer (847) 446-7500

Stepan Reports Lower First Quarter Results and Announces Dividend

·	Net Sales increased 5% to $477.4 million versus $456.5 million in the prior year.

·	Net Income was $13.0 million versus $19.0 million in the prior year. Net Income, excluding deferred compensation, was $12.8 million versus $21.5 million in the prior year.

·	Diluted EPS was $0.57 versus $0.83 in the prior year. Diluted EPS, excluding deferred compensation, was $0.56 versus $0.94 in the prior year.

·	Lower earnings were directly attributable to higher maintenance, energy and freight costs from the adverse weather in North America and lower North American surfactant demand.

·	Progress on strategic objectives remain on track.

NORTHFIELD, Illinois, April 29, 2014 -- Stepan Company (NYSE: SCL) today reported:

“Despite first quarter net income being $6 million less than prior year, we expect earnings from operations to improve versus prior year for the remaining nine months. We mentioned in our fourth quarter earnings conference call on February 19th that we were experiencing a slow start to the year with severe weather impacting customer locations, transportation and logistics, and some of our own facilities in North America. Unfortunately, the weather did not improve until mid-March. We also specifically noted that Surfactant earnings were expected to be down in the first quarter due to the extreme weather and high maintenance expenses,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. He continued, “Surfactants volumes were challenged in the first quarter which more than offset higher selling prices. March was much better than January and February and April should be another good month.”

“Despite the disappointing first quarter results, we continue to make progress on our strategic initiatives. Specifically, recent investments in Brazil, Singapore and Europe Polymers, along with our 2013 polyester resin acquisition in Columbus GA, all delivered growth. Our balance sheet remains solid, and we continue our pursuit of further investments and opportunities to improve efficiency, accelerate our earnings growth, and deliver greater returns to our shareholders.”

Summary

($ in thousands, except per share data)		Three Months Ended March 31

					%
		2014	2013		Change

Net Sales	$ 477,442		$ 456,546		+ 5

Operating Income		$22,523	$28,294		- 20

Net Income		13,018		19,034	- 32

Net Income Excluding
Deferred Compensation *		12,767		21,516	- 41

Earnings per Diluted Share		$0.57		$0.83	- 31

Earnings per Diluted Share Excluding
Deferred Compensation *		$0.56		$0.94	- 40

* See Table II for a discussion of deferred compensation plan accounting.

Segment Net Sales

($ in thousands)	Three Months Ended March 31

	2014		2013	% Change
Net Sales
Surfactants	$ 335,710	$ 339,973			-1
Polymers	119,107		95,998		+24
Specialty Products	22,625		20,575		+10

	$ 477,442	$ 456,546			+5

Percentage Change in Net Sales

The increase in net sales was primarily due to higher average selling prices across all three segments partially offset by lower sales volume. This shortfall was predominantly related to the Surfactant segment’s North American operations, the region which was significantly impacted by the severe and prolonged winter weather. The shortfall was partially offset by the volume growth in global Polyols and from the incremental volume from the second quarter 2013 acquisition from Bayer MaterialScience LLC.

Three Months Ended March 31

Selling Price	+	7
Volume	-	2
Foreign Translation		-
Total	+	5

Segment Sales Volume

Total Company sales volume decreased 2% in the first quarter versus prior year.

  Surfactant sales volume declined 6% for the quarter. Most of this decrease was attributable to the North America business which experienced a 12% volume decline. Biodiesel volumes accounted for 7% of the North American shortfall.
  Stepan has filled excess reactor capacity with Biodiesel volumes only when it is economically attractive. During the first quarter, Stepan did not participate in the biodiesel market. The remaining 5% is primarily from U.S. consumer product volume declines due to the adverse weather and lost business as the result of a customer plant closure. Conversely, Enhanced Oil Recovery surfactants and volumes from recent capacity expansions in Brazil and Singapore grew.
  Polymer sales volume increased 20% for the quarter. Excluding the impact of the North American polyester resin acquisition from Bayer, growth was 9%.
  North American polyol volume, used in rigid foam insulation, grew 5% versus prior year. European polyols volume increased 29% largely due to continued market growth in metal panels and C.A.S.E. (Coatings, Adhesives, Sealants and Elastomers). Commodity Phthalic Anhydride volumes in North America declined 10% due to lower regional market demand and increased competitive activity.
  Specialty Products sales volume declined 9% for the quarter on lower food ingredient volumes.

Segment Gross Profit

Total Company gross profit declined 13% to $63.0 million in the first quarter.

  Surfactant gross profit declined 21% or $10.8 million compared to the first quarter of 2013. North American operations accounted for most of the quarterly decline due largely to the negative impact of severe weather that caused higher manufacturing costs at our facilities and reduced demand from customers who also experienced weather related problems. Specifically, maintenance and energy costs at impacted Stepan sites were $3.5 million greater than last year.
  Furthermore, we incurred higher transportation expenses from carrier delays and sub optimal supply chain movements as a result of weather problems. North

  American operations also incurred higher depreciation expense of $0.9 million related to the Canadian restructuring initiative approved in the fourth quarter of 2013. Europe and Asia gross profit increased versus prior year. Excluding the negative impact of foreign currency translation, Latin America gross profit improved versus prior year.
  Polymer gross profit increased 4% or $0.7 million versus prior year. The acquisition from Bayer contributed $2.1 million while gross profit from other Polyols increased $0.8 million. Conversely, Phthalic Anhydride was down $2.2 million due to lower volume and higher weather related manufacturing costs.
  Specialty Products gross profit increased 20% or $1.0 million primarily due to higher conjugated linoleic acid (CLA) and pharmaceutical volumes.
Operating Expenses
($ in thousands)	Three Months Ended March 31

	2014	2013	% Change
Selling	$ 14,146	$ 13,728	+3
Administrative - General	14,679	14,418	+2
Administrative - Deferred
Compensation	(248)	4,933	-
(Income)/Expense*
Research, development
and technical service	11,924	11,327	+5

Total	$ 40,501	$ 44,406	-9
* See Table II for a discussion of deferred compensation plan accounting.

·	Operating expenses, excluding the impact of Administrative – Deferred Compensation Expense, increased 3% for the quarter. The increase was primarily due to costs associated with the new acquisition, increased R&D resources and a higher bad debt provision for a Latin American customer, partially offset by lower bonus expense.

Income Taxes

The effective tax rate increased to 28% for the quarter compared to 25% for the first quarter of 2013. First quarter 2013 was favorably impacted by a number of special one-time credits which did not recur in the current quarter. Specifically, first quarter 2013 benefited from recognizing the retroactive impact of the U.S. research and development credit and other U.S. tax credits. This change was partially offset by the favorable impact of earning a greater percentage of consolidated income outside the U.S. where tax rates remain generally lower than in the U.S.

Selected Balance Sheet Information

The Company’s net debt level increased by $36 million versus prior year end and was predominately due to a $37 million decrease in cash. The decline in cash was primarily due to an increase in working capital requirements.

($ in millions)		3/31/14		12/31/13		3/31/13
Net Debt
Total Debt		$269.6		$270.6		$193.9
Cash		96.7		133.3		54.8

Net Debt		$172.9		$137.3		$139.1
Equity		564.3		553.7		494.9

Net Debt + Equity		$737.2		$691.0		$634.0

Net Debt / (Net Debt + Equity)		23.5%		19.9%		21.9%

The major working capital components are:

($ in millions)		3/31/14		12/31/13		3/31/13

Net Receivables	$	296.3	$	265.7	$	281.5
Inventories		185.6		172.4		177.4
Accounts Payable		(167.8)		(157.3)		(150.7)

Total	$	314.1	$	280.8	$	308.2

Capital expenditures during the quarter were $21 million which is equal to the $21 million spent in the prior year.

Stockholder’s equity grew to $564 million, or 14%, from $495 million at the end of the 2013 first quarter.

Outlook

“Lower first quarter earnings were largely due to the adverse winter weather in North America and other issues which generally should not recur. In March and April our business seems back on track; however lower first quarter earnings will make it a challenge to exceed 2013 full year earnings from operations.

Despite this setback, we remain on track in delivering our strategic objectives. We continue to recognize earnings growth from our 2013 acquisition from Bayer and previous capacity expansions in Brazil, Europe and Singapore. We have a healthy balance sheet and we will continue to pursue investments that will accelerate our growth.”

Surfactant earnings should improve as the year progresses driven by greater Agricultural sales, continued consumer product growth in Brazil, projected demand for enhanced oil recovery surfactants as well as gains from operational efficiencies.

Polymers should continue grow. Improving economies in the U.S. and Europe, as well as the recent conversions of insulated metal panel and new C.A.S.E. customers, should contribute to full year organic earnings growth. The North American polyester resin business purchased from Bayer is now fully integrated and is delivering the benefits previously projected.

Dividend Declaration

The Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.17 per share. The dividend is payable on June 13, 2014, to common stockholders of record on May 30, 2014. In the fourth quarter of 2013, the Company increased its quarterly cash dividend by $0.01 per share, marking the 46th consecutive year of paying increased dividends.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 8:00 A.M. Eastern Daylight Time (7:00 A.M. CDT) on April 30, 2014. Telephone access to the live conference call will be available by dialing +1 (800) 708-6791. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2014 and 2013
(Unaudited – 000’s Omitted)

	Three Months Ended
	March 31

				%
	2014	2013	Change

Net Sales	$ 477,442	$ 456,546	+	5
Cost of Sales	414,418	383,846	+	8

Gross Profit	63,024	72,700	-	13

Operating Expenses:
Selling	14,146	13,728	+	3
Administrative	14,431	19,351	-	25
Research, development and technical services	11,924	11,327	+	5

	40,501	44,406	-	9

Operating Income	22,523	28,294	-	20
Other Income (Expense):
Interest, net	(2,957)	(2,179)	+	36
Loss from equity in joint venture	(1,451)	(1,413)	+	3
Other, net	(26)	571		NM

	(4,434)	(3,021)	+	47

Income Before Provision for Income Taxes	18,089	25,273	-	28
Provision for Income Taxes	5,081	6,276	-	19

Net Income	$13,008	$18,997	-	32
Net Loss Attributable to
Noncontrolling interests	10	37	-	73

Net Income Attributable to Stepan Company	$13,018	$19,034	-	32

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.57	$0.85	-	33

Diluted	$0.57	$0.83	-	31

Shares Used to Compute Net Income Per
Common Share Attributable to Stepan
Company
Basic	22,773	22,464	+	1

Diluted	22,964	22,887	+	-

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly net income was $2.5 million of expense versus $1.3 million of expense last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2014			2013			2012

3/31	12/31	9/30		6/30	3/31	12/31

64.56	$65.63	$57.73		$55.61	$63.10	$55.54

The deferred compensation income statement impact is summarized below:

($ in thousands)	Three Months Ended March 31

	2014	2013
Deferred Compensation
Administrative Income/(Expense)	$248	$(4,933)
Other, net – Mutual Fund Income	157	930

Total Pretax	405	(4,003)

Total After Tax	$251	$(2,482)

Reconciliation of non-GAAP net income:

($ in thousands)	Three Months Ended March 31

	2014	2013

Net income excluding deferred compensation	$12,767	$21,516
Deferred compensation plan Income/(Expense)	251	(2,482)
Net income as reported	$13,018	$19,034

Reconciliation of non-GAAP EPS:

	Three Months Ended March 31

	2014	2013

Earnings per diluted share excluding deferred
Compensation	$0.56	$0.94
Deferred compensation plan income/(expense)	0.01	(0.11)

Earnings per diluted share	$0.57	$0.83

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the first quarter:

	Three Months Ended		Increase	(Decrease) Due to
	March 31		(Decrease)	Foreign Translation

(In millions)	2014	2013

Net Sales	477.4	456.5	20.9	(1.7)
Gross Profit	63.0	72.7	(9.7)	(0.4)
Operating Income	22.5	28.3	(5.8)	(0.3)
Pretax Income	18.1	25.3	(7.2)	-

Table IV

Stepan Company Consolidated Balance Sheets March 31, 2014 and December 31, 2013

	2014	2013
	March 31	December 31
ASSETS
Current Assets	$613,485	$608,550
Property, Plant & Equipment, Net	495,123	494,042
Other Assets	65,925	64,610
Total Assets	$1,174,533	$1,167,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$269,162	$268,993
Deferred Income Taxes	18,935	20,616
Long-term Debt	234,565	235,246
Other Non-current Liabilities	87,576	88,606
Total Stepan Company Stockholders’ Equity	562,873	552,286
Noncontrolling Interest	1,422	1,455
Total Liabilities and Stockholders’ Equity	$1,174,533	$1,167,202